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                                   EXHIBIT 2

            Press Release Regarding Trend Micro 2000 Incentive Plan

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                                                                    June 1, 2000


To whom it may concern:


                          Company Name: Trend Micro Incorporated
                          Name and Title of Representative:
                          Ming-Jang Chang, President and Representative Director (OTC Registration Number 4704)
                          Contact: Hiroyuki Nakanishi, Director, Chief
                          Financial Officer, and General Manager of Financial Control Division
                          Tel: 03-5334-3600

  Notice of Issuance of Bonds with Warrants in Connection with Incentive Plan


It was resolved at the board of directors meeting held on June 1, 2000 as follows with respect to an issuance of bonds with warrants. The issuance of these bonds with warrants is for the purpose of granting or transferring warrant certificates to certain directors and employees of the Company and certain officers and employees of the subsidiaries of the Company under the 2000 Incentive Plan of the Company.

The terms and conditions for the issuance of the bonds with warrants shall be as follows:

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                     Terms and Conditions for Issuance of
                     -------------------------------------
   Fifth Series Unsecured Bonds (with Warrants) of Trend Micro Incorporated
   ------------------------------------------------------------------------

     1.   Name of Bonds:                     Fifth Series Unsecured Bonds (with Warrants) of Trend
                                             Micro Incorporated

     2.   Total Amount of Issuance:

                                             (Yen)5 billion

     3.   Par Value per Bond Certificate:

                                             (Yen)1 million only

     4.   Form of Bond Certificate:          Bearer bond with coupon

     5.   Issue Price:                       To be determined at the board of directors meeting to
                                             be held on June 8, 2000.  (The issue price of bonds
                                             shall be (Yen)100 and the issue price of warrants is
                                             tentatively set at (Yen)10 to (Yen)15.)

     6.   Coupon Rate:                       To be determined at the board of directors meeting to
                                             be held on June 8, 2000.  (Coupon rate is tentatively
                                             set at from 1.9% to 2.9%.)

     7.   Redemption Price:                  (Yen)100 per (Yen)100 par value

     8.   Maturity:                          June 26, 2003

     9.   Subscription Period:               June 9, 2000 to June 22, 2000

     10.  Payment Date:                      June 26, 2000

     11.  Method of Issuance:                The total amount shall be underwritten by Daiwa Securities
                                             SB Capital Markets Co. Ltd.

     12.  Collateral; Guarantee:             No real security rights or guarantees are attached to the
                                             bonds, nor any assets are reserved for the bonds.

     13.  Special Provisions:                Provisions with respect to "Restrictions on
                                             Pledging Collateral," "Preservation of Net Asset Value"
                                             and "Switching of Collateral" are attached.

     14.  Method of Redemption by Purchase:

                                             On or after the date following the date of issue, the
                                             bonds can be purchased for redemption insofar as the
                                             aggregate amount of the issue price of shares
                                             pertaining to

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                           unexercised warrants exceeds the aggregate amount of
                           the outstanding bonds.

     15.  Method and Period of Interest Payment:

          (1) Interest on the bonds shall accrue from the day following the date of issue until the date of redemption, and on the first payment date of December 26, 2000, the portion of the interest pertaining to the period up to that date shall be paid, and on the dates of June 26 and December 26 of each year thereafter, the portions pertaining to the six-month period up to each such date shall be paid.

          (2) When an interest payment date falls upon a bank holiday, such payment date shall be moved forward to the immediately preceding bank business day.

          (3) When interest is to be paid for a period of less than six months, such amount shall be calculated on a per-diem basis based on the actual number of days in such six-month period.

          (4)  No interest shall accrue after the date of redemption.

     16.  Places of Principal and Interest Payment:

               Toyo Trust and Banking Co., Ltd. (Principal Office)

               Daiwa Securities SB Capital Markets Co. Ltd. (Principal Office and Osaka Branch)

               Daiwa Securities Co., Ltd. (Principal Office and Osaka Branch)

     17.  Underwriter: Daiwa Securities SB Capital Markets Co. Ltd.

     18.  Matters Pertaining to Warrants:

          (1)  Allotment of Warrants Ratio:
               The aggregate issue price of the Company's par-value common stock to be issued through the exercise of the warrants shall be allotted at the ratio of 100% per par value of (Yen)1.0 million of the bonds. Each warrant certificate represents the right to subscribe to new shares with the aggregate issue price of
               (Yen)1.0 million.

          (2) Aggregate Amount of Issue Price of Shares Issued through Exercise of Warrants:
               (Yen)5.0 billion

          (3)  Shares to Be Issued through Exercise of Warrants:
               Par-value common stock of the Company (par value of (Yen)50); provided, however, that in the event that the stock to be issued by the Company is changed to non-par common stock, non-par common stock.

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          (4)  Terms and Conditions for Exercise of Warrants:
               The issue price per share of par value common stock of the Company to be issued through the exercise of the warrants ("exercise price") is to be determined (at the board of directors meeting to be held on June 8, 2000, with the tentative condition being the most recent trading price (closing price), as of 3:00 p.m. on the day of determining such exercise price, as announced by the Japan Securities Dealers Association (in the event that there exists no closing price on that day, the closing price on the day immediately preceding that day).
               The number of shares of par value common stock to be issued through the exercise of the warrants shall be as follows:

                          Aggregate Amount of Allotted Value of
                          Warrant Certificates Submitted for Exercise by Holder
                          -----------------------------------------------------
               Number of shares =          Exercise Price

               Fractions less than one share resulting from the above formula shall be disregarded. The adjustment of exercise price shall be conducted in accordance with the Market Price Formula.

          (5)  Exercise Period of Warrants:
               From July 21, 2000 through June 19, 2003; provided, however, that in the event that the Company loses the benefit of time with respect to the bonds, the warrants may not be exercised thereafter.

          (6)  Partial Exercise of Warrants:
               The warrants may not be exercised partially.

          (7)  Transfer of Warrants:
               Warrants detached from the bonds are transferable; provided, however, unless otherwise stipulated, directors or employees of the Company nor directors or employees of subsidiaries of the Company may not transfer their warrants pursuant to the memorandum to be entered into with the Company or its subsidiary.

          (8) Amount of Issue Price of Shares Issued through Exercise of Warrants not to Be Credited to Stated Capital:
               Exercise price (adjusted exercise price where adjustments are made under item (4) above) less the amount to be credited to the stated capital. The amount to be credited to the stated capital hereunder means the amount derived by multiplying 0.5 to the exercise price (adjusted exercise price where adjustments are made) and where fractions less than one yen result from the above calculation, such fractions shall be rounded upward. Notwithstanding the foregoing, where par-value shares of common stock of the Company are issued through the exercise of the warrants and the amount to be credited to the stated capital as calculated in accordance with the above formula falls

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               below the par value of common stock of the Company, such par value shall be the amount to be credited to the stated capital.

          (9)  Matters Related to Substitute Payment:
               Not applicable.

          (10) Effect of Exercising Warrants
               The exercise of the warrants shall take effect when warrant certificates, documents related to the exercise of the warrants and the amount to be paid in arrive at the place of handling such payment.

          (11) Dividends on Shares Issued through Exercise of Warrants:
               The first dividends or interim dividends payable on the shares issued through the exercise of the warrants shall be paid, deeming it as if the warrants were exercised on January 1 where the warrants were exercised from January 1 through June 30 and on July 1 where the warrants were exercised from July 1 through December 31, respectively.

          (12) Place of Accepting Exercise of Warrants:
               Principal office of the Company

          (13) Place of Handling Payment for Exercise of Warrants:
               Principal office of the Toyo Trust and Banking Co., Ltd.

          (14) Delivery of Share Certificates:
               Share certificates shall be promptly delivered by the Corporate Agency Department of the principal office of the Toyo Trust and Banking Co., Ltd. Share certificates for fractional stock shall not be issued.

     19.  Registration Agent:  The Toyo Trust and Banking Co., Ltd.

     20. Other matters necessary for the issuance of warrants shall be determined by the board of directors meetings or entrusted to the discretion of Representative Director.

     21. The total amount of the warrant certificates issued by the Company shall be repurchased from Daiwa Securities SB Capital Markets Co. Ltd. on the date of subscription payment and then granted to certain directors of the Company as part of directors' compensation or offered for secondary distribution to certain employees of the Company as well as the subsidiaries of the Company.


     Matters Related to Secondary Offering
     -------------------------------------


     1. Name of Issue: Fifth Series Warrant Certificates of Trend Micro Incorporated

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     2.   Holder of Certificates Offered for Secondary Distribution:

                                             Trend Micro Incorporated

     3.   Number of Certificates Offered for Secondary Distribution:

                                             4,900 sheets

     4.   Unit for Purchase Application: One sheet

     5.   Purchase Application Period:   From June 9, 2000 through June 22, 2000

     6.   Delivery Date:                 June 27, 2000

     7.   Place of Accepting Purchase Applications:

          Holder of certificates offered for secondary distribution set forth in item 2 above.

     8.   Other

          (1) The price and total amount offered for secondary distribution shall be determined at the board of directors meeting to held on June 8, 2000.

          (2) The current secondary distribution is offered to the employees and subsidiaries of the Company.

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